Exhibit 10.2

RESOLUTIONS FOR ADOPTION BY

THE BOARD OF DIRECTORS OF

PAPA JOHN’S INTERNATIONAL, INC.

JULY 23, 2001

AMENDMENT TO

1993 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

WHEREAS, the Board of Directors of Papa John’s International, Inc. (the “Company”), has adopted the 1993 Stock Option Plan for Non-Employee Directors (the “Director Plan”); and

WHEREAS, the Director Plan has been approved by the Company’s stockholders; and

WHEREAS, the Board has approved the Company’s institution of a new compensation program contemplating the payment of fees to non-employee directors for service on the Board and the Board’s committees; and

WHEREAS, in light of the new non-employee director compensation program, the Board desires to amend the Director Plan to suspend any stock option grants under the Director Plan during the pendency of an alternative compensation program for the Company’s non-employee directors;

NOW, THEREFORE, BE IT:

RESOLVED, that the Director Plan shall be amended as follows:

A new Section 4(f) of the Plan shall be added, as follows:

(f)            OTHER NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAMS.  Notwithstanding any other provision in the Plan, no grants or awards of Options shall be made to a Non-Employee Director under the Plan if, at the time such grant or award otherwise would be made, the Company has in effect any other compensation program applicable to such Non-Employee Director (other than the reimbursement of expenses), unless the terms of such other program specifically provide that grants or awards of Options under the Plan shall be made in addition to the compensation provided under such program.

FURTHER RESOLVED, that the proper officers of the Company be and they hereby are authorized in the name and on behalf of the Company to take all steps and do all things necessary and proper to carry out and effect the intent of these resolutions.

* * *